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                                                                       EXHIBIT 2

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                                                        2116-130 ADELAIDE ST. W.
                                                             TORONTO, ON M5H 3P5
                                                                 T. 416.360.7590
                                                                 F. 416.360.7709
[LOGO] North American PALLADIUM Ltd.                         WWW.NAPALLADIUM.COM
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For Immediate Release                                               News Release
January 3, 2006                                        Trading Symbol  TSX - PDL
                                                                      AMEX - PAL


               NORTH AMERICAN PALLADIUM LTD. ANNOUNCES A TEMPORARY
                        SHUTDOWN OF THE PRIMARY CRUSHER

TORONTO, ONTARIO -- North American Palladium Ltd. announced today that it has commenced an unscheduled temporary shutdown of the primary crusher at its Lac des Iles mine with full production expected to resume by the end of this week. The Company recently encountered operating disruptions with the primary crusher, which reduces the size of run-of-mine ore in preparation for milling.

The Company has the necessary spare parts in inventory. Employees have begun the crusher's disassembly and the repairs are expected to take up to three weeks to complete. Meantime, the Company has contracted with Sigfusson Northern Limited to bring portable crushing units on-site, in order to return to full mill production by the end of this week.

Due to the disruptions in the primary crushing unit, the mill had also experienced intermittent stoppages throughout December. The Company utilized this downtime to perform the planned January maintenance work in late December, thus eliminating any further mill shutdowns for this month. The mill is expected to continue running at a reduced rate of 7,500 to 9,000 tonnes per day until the end of the week when the portable crushing units will be fully online.


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NORTH AMERICAN PALLADIUM'S LAC DES ILES MINE IS CANADA'S ONLY PRIMARY PRODUCER
OF PLATINUM GROUP METALS AND IS ONE OF THE LARGEST OPEN PIT BULK MINEABLE PALLADIUM RESERVES IN THE WORLD. THE COMPANY ALSO EARNS SUBSTANTIAL REVENUE FROM BY-PRODUCT NICKEL, PLATINUM, GOLD AND COPPER. IN ADDITION TO OPERATING LAC DES ILES, THE COMPANY'S MANDATE IS TO EXPAND ITS PRODUCTION PROFILE THROUGH AN AGGRESSIVE EXPLORATION CAMPAIGN, DESIGNED TO INCREASE ITS EXPOSURE TO BASE AND PRECIOUS METALS. PALLADIUM USE IN THE AUTO INDUSTRY CONTINUES TO BE AN IMPORTANT COMPONENT IN CONTROLLING EXHAUST EMISSIONS AS MANDATED BY MORE STRINGENT HYDROCARBON EMISSIONS STANDARDS FOR CARS, PARTICULARLY IN THE UNITED STATES, EUROPE AND JAPAN. PALLADIUM IS ALSO USED IN THE DENTAL, ELECTRONICS, JEWELLERY AND CHEMICAL SECTORS.

News Release,                                                 North American
  January, 3 2006,                   Page 1 of 2                  Palladium Ltd.

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For further information contact:
Jim D. Excell - President & CEO
Tel: (416) 360-2656    email: JEXCELL@NAPALLADIUM.COM

Krista M. Muhr, Manager, Investor Relations
Tel:(416) 360-2652     email: KMUHR@NAPALLADIUM.COM

Forward-Looking Statements - Certain statements included in this news release are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. For a more comprehensive review of risk factors, that may effect plans or expected results, please refer to the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.





News Release,                                                 North American
  January, 3 2006,                   Page 2 of 2                  Palladium Ltd.